Exhibit 5.1
April 10, 2013

Santeon Group Inc.
11720 Plaza America Drive, Suite 150
Reston, VA 20190

Re: Registration Statement on Form S-8

Gentlemen:

I have acted as counsel for Santeon Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 185,318 shares (“Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), consisting of (i) 150,000 shares of Common Stock issuable pursuant to the Company’s 2012 Employee Incentive Stock Option Plan ( “Plan”) and (ii) an aggregate of 35,318 shares of Common Stock issuable pursuant to the individual employment agreements, individual professional services agreements, compensation agreements and stock option agreements (collectively “Agreements”).

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company, (c) certain resolutions adopted by the board of directors of the Company; (d) the Plan; and (e) the Agreements.

Based on the foregoing and subject to the qualifications set forth herein, I am of opinion that the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and nonassessable.

I have received 2,000 incentive stock options, pursuant to the 2012 Employee Incentive Stock Option Plan to purchase Common Stock of the Company.

I am admitted to practice in the State of New York, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me as General Counsel of the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company.

Very truly yours,

/s/Kerry M. Pollak

Kerry M. Pollak
General Counsel